Exhibit 99.2
PRESS RELEASE
For further information:
John B. Pelling, III
Vice President – Investor Relations
(708) 498-2013
IR@midwestbank.com
Midwest Banc Holdings, Inc. Approves Preferred Quarterly Dividend
MELROSE PARK, IL — (MARKET WIRE) – 12/08/08 — Midwest Banc Holdings, Inc. (NASDAQ: MBHI) announced that its board of directors declared a preferred stock dividend on its Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (NASDAQ: MBHIP) which will result in a $0.484375 per share dividend on Midwest’s depositary shares with a record date of December 15, 2008 and a payment date of December 31, 2008.
On December 5, 2008, Midwest announced that it had received an $84.8 million investment from the U.S. Treasury as part of its TARP Capital Purchase Program. Midwest also stated that it issued warrants for 4.3 million shares of common stock to the Treasury and that it could reduce the warrant position by 50% by raising the equivalent amount of capital within three years. However, the warrant position will be reduced by 50% if Midwest raises the equivalent amount of capital by December 31, 2009.
About Midwest Banc Holdings, Inc.
Midwest Banc Holdings, Inc., with $3.6 billion in assets, provides a wide range of retail and commercial banking services, personal and corporate trust services, securities services and insurance brokerage services in the greater Chicago area. The principal operating subsidiaries of Midwest Banc Holdings, Inc. are Midwest Bank and Trust Company and Midwest Financial and Investment Services, Inc. Midwest has 29 banking offices. Midwest is a member of the Allpoint®/STARsf® surcharge-free network giving Midwest customers access to thousands of surcharge-free ATMs nationwide, with over 1,000 ATMs in the Chicagoland area.
Information on Midwest products, services and locations is available at: www.midwestbanc.com